Exhibit 2.2

FORM OF

AGREEMENT AND PLAN OF MERGER

OF

GREAT WESTERN BANCORPORATION, INC.

WITH AND INTO

GREAT WESTERN BANCORP, INC.

Agreement and Plan of Merger, entered into as of [—] New York City time on [—], 2014 (this “Agreement”), adopted and made by and between GREAT WESTERN BANCORP, INC., a Delaware corporation having its main office at 100 North Phillips Avenue, Sioux Falls, South Dakota 57104 (“Parent”), and GREAT WESTERN BANCORPORATION, INC., an Iowa corporation having its main office at 100 North Phillips Avenue, Sioux Falls, South Dakota 57104 (the “Company”).

WITNESSETH:

WHEREAS, in preparation for its initial public offering of shares of its Common Stock, par value $0.01 per share, Parent desires to engage in a series of internal reorganization transactions, including the merger of National Americas Investment, Inc. (“NAI”) with and into Parent followed by the merger of the Company with and into Parent (the “Merger”), in each case with Parent continuing as the surviving corporation; and

WHEREAS, the Merger is intended to be treated as a complete liquidation of the Company for United States federal income tax purposes within the meaning section 332 of the United States Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

Merger

Subject to the terms and conditions of this Agreement, upon the filing and effectiveness of the filing of Articles of Merger with the Secretary of State for the State of Iowa and the filing of a Certificate of Ownership and Merger with the Secretary of State for the State of Delaware, or such other time as the parties hereto shall mutually agree (the “Effective Time”), the Company shall merge with and into Parent pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law and the Iowa Business Corporation Act. At the Effective Time, the separate existence of the Company shall cease, and Parent shall continue as the surviving entity (the “Resultant Entity”). All assets of the Company as they exist at the Effective Time shall pass to and vest in the Resultant Entity without any conveyance or other transfer. The Resultant Entity shall be responsible for all of the liabilities of every kind and description of the Company existing as of the Effective Time.

Capital

At the Effective Time, without further action of the parties, the issued and outstanding shares of the Company shall be cancelled and retired, and no cash, new shares of common stock,

or other property shall be delivered in exchange therefor. The shares of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding and shall not be affected in any manner by the Merger.

Certificate of Incorporation and Bylaws; Board of Directors; Main Office

The Certificate of Incorporation and Bylaws of Parent in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Resultant Entity, in each case until amended in accordance with applicable law and the terms thereof.

At the Effective Time, the Board of Directors of Parent shall be the Board of Directors of the Resultant Entity.

The main office of the Resultant Entity shall be 100 North Phillips Avenue, Sioux Falls, South Dakota 57104.

Further Assurances

If at any time the Resultant Entity shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Resultant Entity title to any property or rights of the Company, or otherwise carry out the provisions hereof, the proper officers and directors of the Company and the officers of the Resultant Entity acting on behalf of the Company shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Resultant Entity and otherwise carry out the provisions hereof.

Conditions Precedent

The Merger and the respective obligations of each party hereto to consummate the Merger are subject to the fulfillment or written waiver of the following condition prior to the Effective Time:

No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger;

The prior approval of the shareholder of the Company as required by the Iowa Business Corporation Act; and

The effectiveness of the merger of NAI with and into Parent.

Termination

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the mutual consent of the parties hereto.

Amendment

Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement or waive any provision hereof by written instrument executed and delivered by duly authorized officers of the respective parties or, in the case of a waiver, by the party giving such waiver; provided that this Agreement may not be amended following the approval of NAI as the sole shareholder of the Company to the extent prohibited by Section 490.1102(5) of the Iowa Business Corporation Act. This Agreement may not otherwise be amended or modified.

Miscellaneous

This Agreement (including the documents and instruments referred to herein and attached hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within that State, without regard to choice of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first written above.

GREAT WESTERN BANCORP, INC.

By:
Name:
Title:

GREAT WESTERN BANCORPORATION, INC.

By:
Name:
Title:

[Signature Page – Agreement and Plan of Merger]